As filed with the Securities and Exchange Commission on October 15, 2012.

File No. 333-166461

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Post-Effective Amendment No. 3

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNION SECURITY LIFE INSURANCE COMPANY
OF NEW YORK

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation or organization)

6311

(Primary Standard Industrial Classification Code Number)

13-2699219

(I.R.S. Employer Identification Number)

212 Highbridge Street
Suite D
Fayetteville, NY 13066

(315) 637-4232

(Address, including zip code, and telephone number,
including area codes, of registrant’s principal executive offices)

Sarah M. Patterson
Hartford Life Insurance Company
P.O. Box 2999
Hartford, Connecticut 06104-2999
(860) 843-6085

(Name, address, including zip code, and telephone number, including area code, of agent for service)

As soon as practicable after the effective date of this registration statement.

(Approximate date of commencement of proposed sale to the public)

☒               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.

☐                 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

☐                 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering.

☐                 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PART I

Supplement to Your Prospectus

Effective November 19, 2012, Hartford Securities Distribution Company, Inc. will replace Woodbury Financial Services, Inc. as principal underwriter for your variable annuity contract. Any references to Woodbury Financial Services, Inc. in your prospectus are deleted and replaced with Hartford Securities Distribution Company, Inc.

This supplement should be retained with the Prospectus for future reference.

HV-7408

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Not applicable.

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Union Security Life Insurance Company of New York’s By-Laws provide for indemnity and payment of expenses of the Company’s officers and directors in connection with certain legal proceedings, judgments, and settlements arising by reason of their service as such, all to the extent and in the manner permitted by law. Applicable New York law generally permits payment of such indemnification and expenses if the person seeking indemnification has acted in good faith and for a purpose that he reasonably believed to be in, or not opposed to, the best interests of the Company, and, in a criminal proceeding, if the person seeking indemnification also has no reasonable cause to believe his conduct was unlawful.

There are agreements in place under which the underwriter and affiliated persons of the Registrant may be indemnified against liabilities arising out of acts or omissions in connection with the offer of the Contracts; provided however, that no such indemnity will be made to the underwriter or affiliated persons of the Registrant for liabilities to which they would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

During the period beginning on December 1, 2008 and ending on the date of effectiveness of this registration statement, the Registrant may be deemed to have inadvertently offered insurance contracts pursuant to registration statements on Form S-1 that were not in full compliance with Rule 415(a)(5) under the Securities Act of 1933, as amended. The affected transactions did not involve the sale of new contracts or the receipt of proceeds from new contract holders by the Registrant, because the Registrant ceased offering contracts on December 31, 2002; rather, they consisted of investment reallocations and additional investments by existing contract holders with respect to certain of the contracts previously offered by the Registrant. The contract holders at all times received all material information relating to the securities in question prior to such transactions, including the complete prospectus from the existing registration statement on file with the Commission. Promptly upon discovery of the technical violation of Rule 415(a)(5), the Registrant filed this registration statement on Form S-1 with the Commission in order to comply with the requirements of Rule 415(a)(5) for a continuous offering. The Registrant has implemented new procedures to ensure compliance with the requirements of Rule 415(a)(5) henceforth.

Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit
Number		Description	Method of Filing

1		Underwriting Agreement	Incorporated by reference to Post-Effective Amendment No. 12 to the Registration Statement File No. 333-65231 filed on April 28, 2009.
1.1		Amendment No. 1 to the Principal Underwriter and Servicing Agreement.	Filed herewith.
3	(a)	Amended and Restated Charter	Incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement File No. 333-166472 filed on April 29, 2011
3	(b)	By-laws	Incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement File No. 333-166472 filed on April 29, 2011
4		Variable Annuity Contract	Incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement File No. 333-20343 filed on May 9, 1997.
5		Opinion re legality	Filed herewith.
21		Subsidiaries of the Registrant	Incorporated by reference to Post-Effective Amendment No. 22 to Registration Statement on Form N-4, File No. 333-79701 filed on April 25, 2012.
23	(a)	Legal Consent	Filed herewith as Exhibit 5.
23	(b)	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	To be filed by Amendment.
24		Copy of Power of Attorney	Filed herewith.

Item 17. UNDERTAKINGS

(a)                        The undersigned registrant hereby undertakes:

(1)                         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.                  To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.               To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

iii.            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)                         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Simsbury, State of Connecticut on this 15th day of October, 2012.

UNION SECURITY LIFE INSURANCE COMPANY OF NEW YORK

By:	Valerie Seasholtz	*By:	/s/ Sarah M. Patterson
	Valerie Seasholtz		Sarah M. Patterson
	President*		Attorney-In-Fact

Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed below by the following persons, in the capacities and on the date indicated.

Valerie Seasholtz, President. Director*
Terry J. Kryshak, Director*
John S. Roberts, Chief Executive Officer, Chairman of the Board, Director*
Mellissa J. T. Hall, Assistant Treasurer, Director*
H. Carroll Mackin, Director*
Esther L. Nelson, Director*
Tamrha Mangelson, Treasurer, Chief Financial Officer*	*By:	/s/ Sarah M. Patterson
Paula M. SeGuin, Chief Administrative Officer, Vice President, Assitant Secretary, Director*		Sarah M. Patterson
Attorney-in-Fact
	Date:	October 15, 2012

EXHIBIT INDEX

1.1	Amendment No. 1 to the Principal Underwriter and Servicing Agreement.
5	Opinion and Consent of Counsel.
23(a)	Legal Consent filed as part of Exhibit 5.
24	Copy of Power of Attorney.